                                                                     Exhibit 8.1

August 30, 1999



UnitedGlobalCom, Inc.
4643 South Ulster Street
Suite 1300
Denver, Colorado 80237

Re: Offering of 8,500,000 Depositary Shares, Each Representing 1/20th of a Share of 7% Series C Senior Cumulative Convertible Preferred Stock

Ladies and Gentlemen:

This opinion is given in connection with the registration by UnitedGlobalCom, Inc. a Delaware corporation ("UGC"), of (i) Depositary Shares, each representing 1/20th of a share of UGC 7% Series C Senior Cumulative Convertible Preferred Stock, (ii) shares of 7% Series C Senior Cumulative Convertible Preferred Stock and (iii) shares of UGC's Class A Common Stock, as described in the registration statement on Form S-3, to be filed with the Securities and Exchange Commission on August 31, 1999 (the "Registration Statement"). Capitalized terms used in this letter that are not otherwise defined herein have the same meanings given to them in the Registration Statement.

Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations, and public administrative and judicial interpretations of the Code and regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion is also based upon the facts set forth in: (1) the Registration Statement; (2) the offering documents which consist of

     .    the offering memorandum of UGC issued in connection with the offering,

     . the form of deposit agreement between UGC, Firstar Bank of Minnesota, N.A., as depositary, and the holders of Depositary Shares,

     . the form of underwriting agreements between UGC and Goldman, Sachs & Co., UGC and Donaldson, Lufkin & Jenrette, UGC and Credit Suisse First Boston, and UGC and Salomon Smith Barney,

and, (3) on certain representations from you in a representation letter dated August 27, 1999, with respect to factual matters, which representations we have not independently verified. We assume that all offering documents have been or will be properly executed and will be valid and binding when executed.

We prepared the discussion included in the registration statement under the caption "Certain United States Federal Tax Consequences." The discussion under that caption is our opinion with respect to the material United States federal income tax consequences of the acquisition, ownership and disposition of Depositary Shares expected to result to the U.S. and non-U.S. holders subject to the conditions, limitations, and assumptions described therein.

The discussion does not purport to cover all aspects of U.S. federal taxation that may be relevant to, or the actual tax effect that any of the matters described therein will have on, any particular holder of Depositary Shares, and it does not address foreign, state, or local tax consequences. The discussion does not cover the tax consequences that might be applicable to holders who are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons who hold the Depositary Shares as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons who have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities who elect mark-to-market, and certain expatriates. The discussion does not address the U.S. federal income tax consequences that may result from a modification of the Depositary Shares.

Our opinion may change if the applicable law changes, if any of the facts with respect to the Depositary Shares, as included in the Registration Statement or the offering documents, change, or if the representations made by you are inaccurate, incomplete, or change, or if the conduct of the parties is materially inconsistent with the facts reflected in the registration statement, offering documents, or representations.

Our opinion represents only our legal judgment based upon current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to the opinion.

We consent to this opinion being filed as an exhibit to the Registration Statement and we consent to being named in the offering memorandum.

Very truly yours,

HOLME ROBERTS & OWEN LLP


By:  /s/ Mark M. Hrenya, Partner
     ---------------------------
         Mark M. Hrenya, Partner